                                  Form U-13-60
                     Mutual and Subsidiary Service Companies
                            Revised February 7, 1980


                                  ANNUAL REPORT


                                 For the Period


             Beginning January 1, 1998 and Ending December 31, 1998
                       ---------------            -----------------

                                     To The

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                                       OF

                    COLUMBIA ENERGY GROUP SERVICE CORPORATION
                    -----------------------------------------
                          (Exact Name of Report Company


                          A Subsidiary Service Company
                           ("Mutual" or "Subsidiary")


                     Data of Incorporation December 31, 1932
                                           -----------------

    State or Sovereign Power Under which Incorporated or Organized - Delaware
                                                                     --------


          Location of Principal Executive Offices of Reporting Company:

             12355 Sunrise Valley Drive, Reston, Virginia 20191-3420


                      DONATO FURLANO, ASSISTANT CONTROLLER
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600
      ---------------------------------------------------------------------
      (Name, title and address of officer to whom correspondence concerning this report should be addressed)


                              COLUMBIA ENERGY GROUP
       -------------------------------------------------------------------
       (Name of Principal Holding Company whose Subsidiaries are served by
                               Reporting Company)

                      INSTRUCTIONS FOR USE OF FORM U-13-60

1. Time of Filing - Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2. Number of Copies - Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

3. Period Covered by Report - The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4. Report Format - Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted on the same size as a sheet of the form or folded to such size.

5. Money Amounts Displayed - All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (Section 210.3-01[b]).

6. Deficits Displayed - Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, Section 210.3-01[C]).

7. Major Amendments or Corrections - Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8. Definitions - Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979, shall be applicable to words or terms used specifically within this Form U-13-60.

9. Organization Chart - The service company shall submit with each annual report a copy of its current organization chart.

10. Methods of Allocation - The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11. Annual Statement of Compensation for Use of Capital Billed - The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.

--------------------------------------------------------------------------------
                  LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS
--------------------------------------------------------------------------------

                                                                                              Schedule or
                                                                                                Account            Page
                         Description of Schedules and Accounts                                  Number            Number
---------------------------------------------------------------------------------------    -----------------    ------------
COMPARATIVE BALANCE SHEET                                                                  Schedule I               5-6

     Service Company Property                                                              Schedule II              7-8

     Accumulated Provision For Depreciation and                                            Schedule III              9
       Amortization of Service Company Property

     Investments                                                                           Schedule IV              10

     Accounts Receivable From Associated Companies                                         Schedule V              11-12

     Fuel Stock Expenses Undistributed                                                     Schedule VI              13

     Stores Expense Undistributed                                                          Schedule VII             14

     Miscellaneous Current and Accrued Assets                                              Schedule VIII            15

     Miscellaneous Deferred Debits                                                         Schedule IX              16

     Research, Development or Demonstration Expenditures                                   Schedule X               17

     Proprietary Capital                                                                   Schedule XI              18

     Long-Term Debt                                                                        Schedule XII             19

     Current and Accrued Liabilities                                                       Schedule XIII           20-21

     Notes to Financial Statements                                                         Schedule XIV            22-23


COMPARATIVE INCOME STATEMENT                                                               Schedule XV              24

     Analysis of Billing - Associate Companies                                             Account 457              25

     Analysis of Billing - Nonassociate Companies                                          Account 458              26

     Analysis of Charges for Service - Associate and                                       Schedule XVI             27
       Nonassociate Companies

     Schedule of Expense by Department or Service Function                                 Schedule XVII           28-30

     Departmental Analysis of Salaries                                                     Account 920              31

     Outside Services Employed                                                             Account 923             32-34

     Employee Pensions and Benefits                                                        Account 926              35

     General Advertising Expenses                                                          Account 930.1            36

     Miscellaneous General Expenses                                                        Account 930.2            37

     Rents                                                                                 Account 931              38

     Taxes Other Than Income Taxes                                                         Account 408              39

     Donations                                                                             Account 426.1            40

     Other Deductions                                                                      Account 426.5            41

     Notes to Statement of Income                                                          Schedule XVIII           42

                  LISTING OF INSTRUCTIONAL FILING REQUIREMENTS

                                                                                                 Page
                           Description of Reports or Statements                                 Number
-----------------------------------------------------------------------------------------      --------
Organization Chart                                                                                43

Methods of Allocation                                                                             44

Annual Statement of Compensation for Use of Capital Billed                                       45-46


--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                                      1998


--------------------------------------------------------------------------------
                     SCHEDULE I - COMPARATIVE BALANCE SHEET

           Give balance sheet of the Company as of December 31 of the current and prior year

---------------------------------------------------------------------------------------------------------------
   ACCOUNT                        ASSETS AND OTHER DEBITS                              AS OF DECEMBER 31
-------------   -------------------------------------------------------------    ------------------------------
                                                                                    CURRENT           PRIOR
                                                                                 -------------    -------------
                                                                                     $000             $000

                SERVICE COMPANY PROPERTY
     101           Service company property (Schedule II)                              53,762           47,737
     107           Construction work in progress (Schedule II)                             --               --
                                                                                 -------------    -------------
                            Total Property                                             53,762           47,737
                                                                                 -------------    -------------
     108           Less accumulated provision for depreciation and
                     amortization of service company property
                     (Schedule III)                                                    25,582           25,176
                                                                                 -------------    -------------
                            Net Service Company Property                               28,180           22,561
                                                                                 -------------    -------------

                INVESTMENTS
     123           Investments in associate companies (Schedule IV)                        --               --
     124           Other investments (Schedule IV)                                         --               --
                                                                                 -------------    -------------
                            Total Investments                                              --               --
                                                                                 -------------    -------------

                CURRENT AND ACCRUED ASSETS
     131           Cash                                                                   420               15
     134           Special deposits                                                       171              171
     135           Working funds                                                           13               15
     136           Temporary cash investments (Schedule IV)                                --               --
     141           Notes receivable                                                        --               --
     143           Accounts receivable                                                  1,833               13
     144           Accumulated provision for uncollectible accounts                        --               --
     146           Accounts receivable from associate companies
                     (Schedule V)                                                      44,336           44,278
     152           Fuel stock expenses undistributed (Schedule VI)                         --               --
     154           Materials and supplies                                                  --               --
     163           Stores expense undistributed (Schedule VII)                             --               --
     165           Prepayments                                                            336              135
     174           Miscellaneous current and accrued assets
                     (Schedule VIII)                                                       --               --
                                                                                 -------------    -------------
                            Total Current and Accrued Assets                           47,109           44,627
                                                                                 -------------    -------------

                DEFERRED DEBITS
     181           Unamortized debt expense                                                --               --
     184           Clearing accounts                                                    8,074            6,449
     186           Miscellaneous deferred debits (Schedule IX)                         11,852           14,838
     188           Research, development, or demonstration
                     expenditures (Schedule X)                                             --               --
     190           Accumulated deferred income taxes                                    4,736            3,367
                                                                                 -------------    -------------
                            Total Deferred Debits                                      24,662           24,654
                                                                                 -------------    -------------

                            TOTAL ASSETS AND OTHER DEBITS                              99,951           91,842
                                                                                 =============    =============

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION


--------------------------------------------------------------------------------
                     SCHEDULE I - COMPARATIVE BALANCE SHEET

-----------------------------------------------------------------------------------------------------------------------
   ACCOUNT                       LIABILITIES AND PROPRIETARY CAPITAL                             AS OF DECEMBER 31
-------------   ------------------------------------------------------------             ------------------------------
                                                                                            CURRENT           PRIOR
                                                                                         -------------    -------------
                                                                                             $000              $000

                  PROPRIETARY CAPITAL
     201             Common stock issued (Schedule XI)                                            300               300

     211             Miscellaneous paid-in-capital (Schedule XI)                               12,700            12,700
     215             Appropriated retained earnings (Schedule XI)                                  --                --
     216             Unappropriated retained earnings (Schedule XI)                               186               187
                                                                                         -------------    --------------
                              Total Proprietary Capital                                        13,186            13,187
                                                                                         -------------    --------------

                  LONG-TERM DEBT
     223             Advances from associate companies (Schedule XII)                          16,043            16,043
     224             Other long-term debt (Schedule XII)                                           --                --
     225             Unamortized premium on long-term debt                                         --                --
     226             Unamortized discount on long-term debt                                        --                --
                                                                                         -------------    --------------
                              Total Long-Term Debt                                             16,043            16,043
                                                                                         -------------    --------------

                  CURRENT AND ACCRUED LIABILITIES
     231             Notes payable                                                                 --                --
     232             Accounts payable                                                          13,555            16,023
     233             Notes payable to associate companies (Schedule XIII)                          --                --
     234             Accounts payable to associate companies (Schedule XIII)                   34,743            24,435
     236             Taxes accrued                                                                506            (1,857)
     237             Interest accrued                                                              --                --
     238             Dividends declared                                                            --                --
     241             Tax collections payable                                                      708                 2
     242             Miscellaneous current and accrued liabilities (Schedule XIII)             13,591            12,886
                                                                                         -------------    --------------
                              Total Current and Accrued Liabilities                            63,103            51,489
                                                                                         -------------    --------------

                  DEFERRED CREDITS
     253             Other deferred credits                                                     5,698             8,901
     255             Accumulated deferred investment tax credits                                   --                --
                                                                                         -------------    --------------
                               Total Deferred Credits                                           5,698             8,901
                                                                                         -------------    --------------

     282          ACCUMULATED DEFERRED INCOME TAXES                                             1,921             2,222
                                                                                         -------------    --------------

                              TOTAL LIABILITIES AND PROPRIETARY CAPITAL                        99,951            91,842
                                                                                         =============    ==============

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------
                     SCHEDULE II - SERVICE COMPANY PROPERTY

-----------------------------------------------------------------------------------------------------------------
                                          BALANCE                                                       BALANCE
                                             AT                                                           AT
                                         BEGINNING                    RETIREMENTS          OTHER         CLOSE
             DESCRIPTION                  OF YEAR      ADDITIONS        OR SALES        CHANGES (1)     OF YEAR
-------------------------------------- -------------- ------------ -----------------  --------------- -----------
                                            $000          $000            $000             $000          $000
SERVICE COMPANY PROPERTY

Account:

301     ORGANIZATION                              --            --                --              --          --

303     MISCELLANEOUS
             INTANGIBLE PLANT                     --            --                --              --          --

304     LAND AND LAND RIGHTS                      62            --                --              --          62

305     STRUCTURES AND
             IMPROVEMENTS                     16,574         3,041               258              --      19,357

306     LEASEHOLD IMPROVEMENTS                    --            --                --              --          --

307     EQUIPMENT (2)                         24,924         3,245             2,506              --      25,663

308     OFFICE FURNITURE AND
             EQUIPMENT                         5,786         4,073             1,865              --       7,994

309     AUTOMOBILES, OTHER
             VEHICLES AND RELATED
             GARAGE EQUIPMENT                     --            --                --              --          --

310     AIRCRAFT AND AIRPORT
             EQUIPMENT                           248           543               248              --         543

311     OTHER SERVICE COMPANY
             PROPERTY (3)                        143            --                --              --         143
                                        -------------  ------------ -----------------  --------------  ----------

                      SUB-TOTAL               47,737        10,902             4,877              --      53,762
                                        -------------  ------------ -----------------  --------------  ----------

107      CONSTRUCTION WORK IN
              PROGRESS (4)                        --            --                --              --          --
                                        -------------  ------------ -----------------  --------------  ----------

                      TOTAL                   47,737        10,902             4,877              --      53,762
                                        =============  ============ =================  ==============  ==========



(1) PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:

    NOT APPLICABLE


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(2) SUBACCOUNTS ARE REQUIRED FOR EACH CLASS OF EQUIPMENT OWNED. THE SERVICE COMPANY SHALL PROVIDE A LISTING BY SUBACCOUNT OF EQUIPMENT ADDITIONS DURING THE YEAR AND THE BALANCE AT THE CLOSE OF THE YEAR:

----------------------------------------------------------------------------------------------------------
                                                                                             BALANCE AT
                                                                                              CLOSE OF
                        SUBACCOUNT DESCRIPTION                               ADDITIONS          YEAR
-----------------------------------------------------------               ---------------  ---------------
                                                                                $000            $000

307-1       Telecommunications Equipment                                              --              115

307-2       Communications Management Center                                          --            1,246

307-3       Data Processing Equipment                                                 --               25

307-4       Print Services Equipment                                                  --               13

307-5       Research & Laboratory Equipment                                           --               72

307-6       Telecommunications Equipment                                           2,848            6,386

307-7       EDP Equipment - 4 years                                                  345           14,061

307-8       EDP Equipment - 10 years                                                  --                4

307-9       Personal Computer and Peripheral Equipment                                52            1,807

307-10      Distribution Research Equipment                                           --              148

307-11      Electrical Supply Generators                                              --            1,786
                                                                            -------------   --------------

                 TOTAL                                                             3,245           25,663
-----------------------------------------------------------------------------------------   --------------


(3)         DESCRIBE OTHER SERVICE COMPANY PROPERTY:

            Costs incurred in the internal development of the Employee Accounting System Interface, Labor Distribution System, and Intercompany Billing software.


--------------------------------------------------------------------------------
(4)         DESCRIBE CONSTRUCTION WORK IN PROGRESS:

            Not Applicable


--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------


                                  SCHEDULE III

                   ACCUMULATED PROVISION FOR DEPRECIATION AND
                    AMORTIZATION OF SERVICE COMPANY PROPERTY


-----------------------------------------------------------------------------------------------------------------------
                                                               ADDITIONS
                                                 BALANCE        CHARGED                           OTHER        BALANCE
                                                   AT             TO                             CHANGES          AT
                                                 BEGINNING      ACCOUNT                            ADD          CLOSE
                      DESCRIPTION                OF YEAR          403        RETIREMENTS        (DEDUCT)(1)    OF YEAR
--------------------------------------------   ------------   -----------    -----------        -----------    --------
                                                  $000           $000            $000             $000          $000
ACCOUNT

    301     ORGANIZATION                                 --            --                --             --           --

    303     MISCELLANEOUS INTANGIBLE
              PLANT                                      --            --                --             --           --

    304     LAND AND LAND RIGHTS                         --            --                --             --           --

    305     STRUCTURES AND
              IMPROVEMENTS                            5,002           372               258             --        5,116

    306     LEASEHOLD IMPROVEMENTS                       --            --                --                          --

    307     EQUIPMENT                                17,476         4,159             2,506             --       19,129

    308     OFFICE FURNITURE AND
              FIXTURES                                2,313           743             1,865             --        1,191

    309     AUTOMOBILES, OTHER
              VEHICLES AND RELATED
              GARAGE EQUIPMENT                           --            --                --             --           --

    310     AIRCRAFT AND AIRPORT
              EQUIPMENT                                 248             4               248             --            4

    311     OTHER SERVICE COMPANY
              PROPERTY                                  137             5                --             --          142
                                              --------------  ------------  ----------------  -------------  -----------

                         TOTAL                       25,176         5,283             4,877             --       25,582
                                              ==============  ============  ================  =============  ===========



(1) PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:

    NOT APPLICABLE

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------

                           SCHEDULE IV - INVESTMENTS

--------------------------------------------------------------------------------

INSTRUCTIONS: Complete the following schedule concerning investments.

              Under Account 124, "Other Investments," state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

              Under Account 136, "Temporary Cash Investments," list each investment separately.


----------------------------------------------------------------------------------------------------------------------
                                                                                      BALANCE AT        BALANCE AT
                                                                                       BEGINNING           CLOSE
                                  DESCRIPTION                                           OF YEAR           OF YEAR
---------------------------------------------------------------------------------  ----------------   ----------------

Account 123 - Investment in Associate Companies                                                None              None




Account 124 - Other Investments                                                                None              None




Account 136 - Temporary Cash Investments
  System Money Pool - Unaffiliated                                                             None              None






                                                                                    ----------------  ----------------

             TOTAL                                                                             None              None
                                                                                    ================  ================


--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1998
--------------------------------------------------------------------------------
            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
--------------------------------------------------------------------------------

INSTRUCTIONS: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company


-----------------------------------------------------------------------------------------------------------------------
                                                                                      BALANCE AT         BALANCE AT
                                                                                       BEGINNING            CLOSE
                                    DESCRIPTION                                         OF YEAR            OF YEAR
--------------------------------------------------------------------------------     ---------------   ----------------
                                                                                          $000              $000
ACCOUNT 146 - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES

Columbia Energy Group                                                                            73                100
Columbia Gulf Transmission Company                                                            2,199              2,598
Columbia Energy Services Corporation                                                          1,663              3,830
Columbia Propane Corporation                                                                  1,516              1,840
Columbia Electric Corporation                                                                   206                944
Columbia LNG Corporation                                                                        186                221
Columbia Network Services Corporation                                                            14                 (6)
Columbia Insurance Corporation, Ltd.                                                             41                  1
Columbia Gas of Kentucky, Inc.                                                                1,949              1,264
Columbia Gas of Ohio, Inc.                                                                   11,678             12,715
Columbia Gas of Maryland, Inc.                                                                  372                315
Columbia Gas of Pennsylvania, Inc.                                                            5,503              4,267
Columbia Gas of Virginia, Inc.                                                                1,773              2,149
Columbia Energy Group Capital Corporation                                                         2                 92
Columbia Gas Transmission Corporation                                                        14,913             11,738
Columbia Atlantic Trading Corporation                                                            12                 --
Columbia Energy Resources, Inc.                                                               2,178              2,268
                                                                                     ---------------   ----------------

             TOTAL                                                                           44,278             44,336
                                                                                     ===============   ================

--------------------------------------------------------------------------------
ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:

                                                                                                            TOTAL
                                                                                                          PAYMENTS
                                                                                                          --------
                                                                                                            $000

See Schedule V-A, page 12

             TOTAL PAYMENT                                                                                     947,936
                                                                                                       ================

--------------------------------------------------------------------------------

                                  SCHEDULE V-A

                    COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      Convenience & Accommodation Payments
                      For the Year Ended December 31, 1998


                                                             Employee      Employee    Corporate       PH&H
                       Associate Company                     Benefits      Payroll     Insurance      Leases
                       -----------------                     --------     ---------   ----------     ---------
                                                              $000          $000         $000         $000

        Columbia Energy Group                                   3,613           207           95            --
        Columbia Gulf Transmission Company                      6,523        29,250          197           406
        Columbia Energy Services Corporation                    3,802        26,261        1,300           721
        Columbia Propane Corporation                            5,837        15,286          360         1,718
        Columbia Electric Corporation                             531         3,264            7            --
        Columbia LNG Corporation                                  879         2,342           13            53
        Columbia Network Services Corporation                      40           175           --            --
        Columbia Insurance Corporation                             --            --           --            --
        Columbia Gas of Kentucky, Inc.                          4,527        13,473          163           919
        Columbia Gas of Ohio, Inc.                             28,002       135,446        1,827         4,785
        Columbia Gas of Maryland, Inc.                          1,027         3,467           61           175
        Columbia Gas of Pennsylvania, Inc.                     13,199        45,550          601         1,913
        Columbia Gas of Virginia, Inc.                          4,294        21,870          534         1,111
        Commonwealth Propane                                       --            --           --            --
        Columbia Energy Group Capital Corporation                   6           130           --            --
        Columbia Gas Transmission Corporation                  35,803       146,602        1,503         8,844
        Columbia Atlantic Trading, Inc.                            --            --           --            --
        Columbia Energy Resources, Inc.                         6,365        22,100          108         2,880
                                                             --------     ---------   ----------     ---------

             Total                                            114,448       465,423        6,769        23,525
                                                             ========     =========   ==========     =========


                                                              Telecom.
                       Associate Company                      Systems        Legal          Other        Total
                       -----------------                     ---------      --------      -----------  ---------
                                                              $000           $000          $000         $000

        Columbia Energy Group                                        8           347        53,103 1)     57,373
        Columbia Gulf Transmission Company                          11            28         1,351        37,766
        Columbia Energy Services Corporation                       905           361       240,370 2)    273,720
        Columbia Propane Corporation                                96           103        10,188 2)     33,588
        Columbia Electric Corporation                               42            22         3,212         7,078
        Columbia LNG Corporation                                    13             6           253         3,559
        Columbia Network Services Corporation                       17             4         2,850         3,086
        Columbia Insurance Corporation                              --            --             8             8
        Columbia Gas of Kentucky, Inc.                               3            --           203        19,288
        Columbia Gas of Ohio, Inc.                                 (36)           11        11,786 2)    181,821
        Columbia Gas of Maryland, Inc.                              --            --            47         4,777
        Columbia Gas of Pennsylvania, Inc.                          86             2           866        62,217
        Columbia Gas of Virginia, Inc.                              --             4           101        27,914
        Commonwealth Propane                                         1            --            --             1
        Columbia Energy Group Capital Corporation                   --             8           535           679
        Columbia Gas Transmission Corporation                       14            50         5,284 2)    198,100
        Columbia Atlantic Trading, Inc.                             --            --            54            54
        Columbia Energy Resources, Inc.                             55            30         5,369 2)     36,907
                                                             ---------      --------      -----------  ---------

             Total                                               1,215           976       335,580       947,936
                                                             =========      ========      ===========  =========



        Note 1: Primarily reflects electronic funds transfer for System Federal tax payments.

        Note 2: Primarily reflects a service offered by the Corporate Treasury Department to provide a non-repetitive electronic funds transfer to third parties.

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998


--------------------------------------------------------------------------------

                 SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED

--------------------------------------------------------------------------------

INSTRUCTIONS:   Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed
                "Summary" listed below give an overall report of the fuel functions performed by the service company.


-----------------------------------------------------------------------------------------------------------------------
                               DESCRIPTION                                    LABOR          EXPENSES         TOTAL
---------------------------------------------------------------------------   -----          --------         -----
                                                                              $000             $000           $000

Account 152 - Fuel Stock Expenses Undistributed                               None             None           None












                                                                           ------------   ---------------  ------------
                       TOTAL                                                  None             None           None



SUMMARY:

     Not Applicable


--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------

                   SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED

--------------------------------------------------------------------------------

INSTRUCTIONS:   Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.


------------------------------------------------------------------------------------------------------------------------
                              DESCRIPTION                                      LABOR         EXPENSES          TOTAL
---------------------------------------------------------------------------   -----          --------         -----
                                                                               $000            $000            $000

Account 163 - Stores Expenses Undistributed                                    None            None            None

















                                                                            ------------   --------------   ------------
              TOTAL                                                            None            None            None
------------------------------------------------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------

                                  SCHEDULE VIII

                    MISCELLANEOUS CURRENT AND ACCRUED ASSETS

--------------------------------------------------------------------------------

INSTRUCTIONS:   Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.

-----------------------------------------------------------------------------------------------------------------------
                                                                                     BALANCE AT          BALANCE AT
                                                                                      BEGINNING             CLOSE
                                 DESCRIPTION                                           OF YEAR             OF YEAR
-------------------------------------------------------------------------------    ----------------    ----------------
                                                                                        $000                $000

Account 174 - Miscellaneous Current and Accrued Assets                                  None                None












                                                                                   ----------------    ----------------
             TOTAL                                                                      None                None
-----------------------------------------------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------

                   SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS

--------------------------------------------------------------------------------

INSTRUCTIONS:   Provide detail of items in this account. Items less than $10,000 may be grouped by class showing the number of items in each class.

------------------------------------------------------------------------------------------------------------------
                                                                                BALANCE AT          BALANCE AT
                                                                                BEGINNING             CLOSE
                                DESCRIPTION                                      OF YEAR             OF YEAR
-------------------------------------------------------------------------   ------------------   -----------------
                                                                                  $000                 $000

ACCOUNT 186 - MISCELLANEOUS DEFERRED DEBITS


Other Post Retirement Employee Benefits                                               10,213                8,596

Workers Compensation Claims                                                              907                1,207

Intangible Asset - Pension Restoration Plan                                            1,127                1,127

Restricted Stock Awards                                                                1,168                  876

STEP Program                                                                               8                   51

Labor Distribution Adjustment                                                             --                   38

Returned Payroll Checks                                                                  (14)                 (10)

New Corporate Center                                                                      22                  (33)

Benefits Outsourcing Project                                                             942                   --

Deferred Convenience Claims                                                              410                   --

Deferred Insurance Receivables                                                            50                   --

Branding Project                                                                           5                   --




                                                                             ----------------    -----------------
             TOTAL                                                                    14,838               11,852
------------------------------------------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------

                                   SCHEDULE X

               RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES

--------------------------------------------------------------------------------

INSTRUCTIONS:   Provide description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.


---------------------------------------------------------------------------------------------------------
                                    DESCRIPTION                                              AMOUNT
-------------------------------------------------------------------------------------  ------------------
                                                                                               $000


                                                                                               None










                                                                                       ------------------
              TOTAL                                                                            None
---------------------------------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------

                        SCHEDULE XI - PROPRIETARY CAPITAL

--------------------------------------------------------------------------------

                                                                                                    OUTSTANDING CLOSE OF PERIOD
                                                  NUMBER OF SHARES       PAR OR STATED VALUE       -----------------------------
       ACCOUNT NUMBER       CLASS OF STOCK           AUTHORIZED               PER SHARE            NO. OF SHARES    TOTAL AMOUNT
      ---------------      ---------------        ----------------       -------------------       -------------    ------------
              201           COMMON STOCK                3,000                    $100                  3,000           $300,000

--------------------------------------------------------------------------------

       INSTRUCTIONS: Classify amounts in each account with brief explanation, disclosing the general nature of transactions which give rise to the reported amount.


      ------------------------------------------------------------------------------------------------------------------------------
                                                      DESCRIPTION                                                       AMOUNT
      ------------------------------------------------------------------------------------------------------------------------------
       ACCOUNT 211 - MISCELLANEOUS PAID-IN CAPITAL                                                                    $12,700,000
       ACCOUNT 215 - APPROPRIATED RETAINED EARNINGS                                                                            --
                                                                                                                      -----------

              TOTAL                                                                                                   $12,700,000
      ------------------------------------------------------------------------------------------------------------------------------

       INSTRUCTIONS: Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

      ----------------------------------------------------------------------------------------------------------------------------
                                                                            BALANCE AT                                 BALANCE AT
                                                                            BEGINNING     NET INCOME     DIVIDENDS       CLOSE
                              DESCRIPTION                                    OF YEAR       OR (LOSS)       PAID         OF YEAR
      ---------------------------------------------------                 ------------- -------------- ------------- ---------------
                                                                              $000           $000          $000          $000

       ACCOUNT 216 - UNAPPROPRIATED RETAINED EARNINGS                              186          2,237       2,237            186

       Rate/Share     Amount of Dividend    Date Declared      Date Paid
       ----------     ------------------    -------------      ---------
           $                $000

         186.40              559              02/11/98         02/27/98
         186.45              559              05/13/98         05/31/98
         186.45              559              08/12/98         08/31/98
         186.45              559              11/11/98         11/30/98

      ---------------------------------------------------                 ------------- -------------- ------------- ---------------
             TOTAL                                                                 186          2,237       2,237            186


--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998
--------------------------------------------------------------------------------
                          Schedule XII - Long-Term Debt
--------------------------------------------------------------------------------

INSTRUCTIONS:  Advances From Associate Companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other Long-Term Debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

--------------------------------------------------------------------------------

                                                  TERMS OF OBLIG        DATE
                                                  CLASS & SERIES         OF        INTEREST        AMOUNT
      NAME OF CREDITOR                            OF OBLIGATION       MATURITY       RATE        AUTHORIZED
-----------------------------                    ----------------    ----------   ----------    -------------
                                                                                       %            $000
ACCOUNT 223 - ADVANCES FROM ASSOCIATE COMPANIES:

Columbia Energy Group                             Promissory Note      11/28/00       6.89              2,567
Columbia Energy Group                             Promissory Note      11/28/02       7.11              2,246
Columbia Energy Group                             Promissory Note      11/28/05       7.30              2,246
Columbia Energy Group                             Promissory Note      11/28/07       7.55              2,246
Columbia Energy Group                             Promissory Note      11/28/10       7.82              2,246
Columbia Energy Group                             Promissory Note      11/28/15       7.92              2,246
Columbia Energy Group                             Promissory Note      11/28/25       8.12              2,246


ACCOUNT 224 - OTHER LONG-TERM DEBT:                                                                        --

          TOTAL                                                                                        16,043
                                                                                                 ------------


                                                   BALANCE AT                  DEDUC-     BALANCE AT
                                                   BEGINNING       ADDI-       TIONS        CLOSE
      NAME OF CREDITOR                              OF YEAR        TIONS        (1)        OF YEAR
-----------------------------                    -------------  ----------   ---------  -------------
                                                     $000          $000        $000         $000
ACCOUNT 223 - ADVANCES FROM ASSOCIATE COMPANIES:

Columbia Energy Group                                    2,567          --          --          2,567
Columbia Energy Group                                    2,246          --          --          2,246
Columbia Energy Group                                    2,246          --          --          2,246
Columbia Energy Group                                    2,246          --          --          2,246
Columbia Energy Group                                    2,246          --          --          2,246
Columbia Energy Group                                    2,246          --          --          2,246
Columbia Energy Group                                    2,246          --          --          2,246


ACCOUNT 224 - OTHER LONG-TERM DEBT:                         --          --          --             --

          TOTAL                                         16,043          --          --         16,043
                                                  ------------   ---------   ---------   ------------

--------------------------------------------------------------------------------

     (1) GIVE AN EXPLANATION OF DEDUCTIONS: The deductions represent the portion of the Installment Promissory Notes which mature within one year. Currently there is no long term debt due within the next year.

--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------

                 SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.

-------------------------------------------------------------------------------------------------------------
                                                                                BALANCE AT       BALANCE AT
                                                                                BEGINNING          CLOSE
                            DESCRIPTION                                          OF YEAR          OF YEAR
--------------------------------------------------------------------          ---------------  --------------
                                                                                   $000            $000
ACCOUNT 233 - NOTES PAYABLE TO ASSOCIATE COMPANIES

See Schedule XIII-A                                                                       --              --
                                                                             ---------------- ---------------

            TOTAL                                                                         --              --

-------------------------------------------------------------------------------------------------------------
ACCOUNT 234 - ACCOUNTS PAYABLE TO ASSOCIATE COMPANIES

System Money Pool Payable                                                             20,030          30,788
Columbia Energy Group                                                                  4,325           3,819
System Money Pool Interest Payable                                                        78             136
Columbia Gulf Transmission Corporation                                                     2              --
                                                                             ---------------- ---------------

            TOTAL                                                                     24,435          34,743

-------------------------------------------------------------------------------------------------------------
ACCOUNT 242 - MISCELLANEOUS CURRENT AND ACCRUED
                  LIABILITIES

Deferred Compensation                                                                    727           2,522
Retirement Income Plan                                                                 3,558           2,491
Accrued Vacation                                                                       2,043           2,198
Pension Retirement Benefits                                                            2,540           2,050
Thrift Restoration Plan                                                                  960           1,327
LTIP Dividend Credit                                                                     397           1,090
Pension Restoration Plan                                                                 386             812
Comprehensive Medical Expense Plan Accrual                                               258             258
Deferred Compensation - Interest                                                          45             216
Release & Retention Program                                                              970             172
Employee Thrift Plan                                                                     130             146
Employee Agreements                                                                      216             104
Thrift Plan - Company                                                                     60              60
Post Retirement Benefit Obligation                                                        59              59
Contract Retainage                                                                       431              27
Aircraft Engine Overhaul Accrual                                                          42              20
Dental Assistance Plan Accrual                                                            20              20
Flexible Spending                                                                         35              15
Unclaimed Accounts                                                                        15              13
Miscellaneous                                                                             (6)             (9)
                                                                             ---------------- ---------------

            TOTAL                                                                     12,886          13,591

--------------------------------------------------------------------------------

                                 SCHEDULE XIII-A

                    COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      Notes Payable to Associate Companies

                                   Account 233



                                                                           Balance at        Balance at
                                                                           Beginning           Close
                                                                            of Year           of Year
                                                                         ---------------   --------------
                                                                              $000              $000
        Columbia Energy Group

                 6.89%       Installment Promissory Note                      None              None
                 7.11%       Installment Promissory Note                      None              None
                 7.30%       Installment Promissory Note                      None              None
                 7.55%       Installment Promissory Note                      None              None
                 7.82%       Installment Promissory Note                      None              None
                 7.92%       Installment Promissory Note                      None              None
                 8.12%       Installment Promissory Note                      None              None
                                                                         ---------------   ---------------
                 Total                                                        None              None
                                                                         ===============   ===============



              Note:  As of December 31, 1998 there are no current maturities.

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------

                                  SCHEDULE XIV

--------------------------------------------------------------------------------
                          NOTES TO FINANCIAL STATEMENTS

INSTRUCTIONS:  The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.


--------------------------------------------------------------------------------
1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       a.  Property, Plant and Equipment and Related Depreciation

           Property, Plant and Equipment is stated at historical cost. Depreciation is provided on a composite straight-line basis using the average of depreciable property at the beginning and end of each year.


       b.  Income Taxes

           The Corporation provides deferred taxes with respect to timing differences in the recognition of revenues and expenses for tax and accounting purposes. The major difference results from using accelerated depreciation for tax purposes. The Corporation is included in the Consolidated Federal Income Tax Return filed for the Columbia Energy Group and Subsidiaries.


       c.  Pension Costs

           The Corporation participates in the Retirement Income Plan of the Columbia Energy Group. This is a trusteed noncontributory Retirement Income Plan which, with certain minor exceptions, covers all regular employees. The Service Corporation's portion amounted to ($1,066,272) in 1998 and $79,000 in 1997, including the amortization of unfunded prior service costs.


       d.  Leases

           Payments made by the Corporation in connection with operating leases are charged to expense as incurred. No capitalized leases existed in 1998.


       e.  Account Numbers

           The Corporation uses certain FERC accounts which do not match existing SEC accounts; therefore, the year-end balances of the following FERC accounts were reclassified to a corresponding SEC account.


                                  Account Number
                                 ---------------       Year-End
         Account Description     FERC       SEC        Balance
       -----------------------   ----      -----      ----------
                                                        $000

       Interest Receivable        171       143           3

       Deferred Income Taxes      283       282           1

--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------

                                  SCHEDULE XIV

                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     f.    Post-Retirement Benefits Other Than Pensions

           During 1991, the System adopted SFAS No. 106, Employer's Accounting for Post-Retirement Benefits Other Than Pensions, retroactive to January 1, 1991. The Corporation has elected to record and defer the full amount of its estimated accumulated post-retirement obligations other than pensions. These obligations total $6,680,000 as of December 31, 1998, and represent the actuarial present value of the post-retirement benefits to be paid to current employees and retirees based on services rendered.


     g.    System Money Pool

           The Parent Company and its subsidiaries participate in the System Money Pool (Pool) which is administered by the Corporation on behalf of the participants.

           Participants invest their excess funds to the Pool. Short-term financing requirements of participants, with the exception of the Parent Company, are satisfied by advances from the Pool. Excess funds in the Pool are invested by the Corporation on a short-term basis on behalf of the depositors.

           Participants depositing funds in the Pool share in the interest earned on these investments plus interest paid to the Pool by borrowers on a basis proportionate to their investment in the Pool. Participants borrowing from the Pool pay interest at the rate equivalent to the composite rate on short-term transactions of the Pool. Participants may withdraw their investments in the Pool at any time. Borrowings from the Pool are payable on demand, and may be prepaid at any time without premium or penalty.

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year ended December 31, 1998

--------------------------------------------------------------------------------
                                   SCHEDULE XV
                               STATEMENT OF INCOME

------------------------------------------------------------------------------------------------------------------
                                                                                     1998                1997
                                                                               -----------------   ---------------
  ACCOUNT                              DESCRIPTION                               CURRENT YEAR         PRIOR YEAR
-----------       ----------------------------------------------------------   -----------------   ---------------
                                                                                     $000                $000
                  INCOME

457                 Services rendered to associate companies                            82,453              79,989
458                 Services rendered to nonassociate companies                             --                  31
419                 Interest Revenue - Other                                                10                  --
                                                                               ----------------     ---------------
                    Total Income                                                        82,463              80,020

                  EXPENSE

920                 Salaries and wages                                                  31,538              28,828
921                 Office supplies and expenses                                         8,573               6,375
922                 Administrative expense transferred-- credit                         (2,064)             (2,058)
923                 Outside services employed                                           13,318              11,764
924                 Property insurance                                                      90                 178
925                 Injuries and damages                                                   280                 192
926                 Employee pensions and benefits                                       5,920               9,317
928                 Regulatory commission expense                                           15                   3
930.1               General advertising expenses                                           124                  84
930.2               Miscellaneous general expenses                                       1,349               1,126
931                 Rents                                                                6,111               5,782
932                 Maintenance of structures and equipment                              3,302               3,352
403                 Depreciation and amortization expense                                4,958               5,476
408                 Taxes other than income taxes                                        2,786               3,029
409                 Income taxes                                                         2,651               1,977
410                 Provision for deferred income taxes                                  2,901               6,105
411                 Provision for deferred income taxes - credit                        (4,571)             (5,638)
426.1               Donations                                                              122                 119
426.3               Other deductions                                                         3                  --
430                 Interest on debt to associate companies                              2,387               1,925
431                 Other interest expense                                                 433                (152)
                                                                               ----------------     ---------------
                       Total Expense                                                    80,226              77,784
                                                                               ----------------     ---------------

                       Net Income or (Loss)                                              2,237               2,236
                                                                               ================     ===============

--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year ended December 31, 1998

--------------------------------------------------------------------------------

                               ANALYSIS OF BILLING

                               ASSOCIATE COMPANIES
                                   ACCOUNT 457

--------------------------------------------------------------------------------

                                                      DIRECT            INDIRECT         COMPENSAT'N          TOTAL
                                                      COSTS              COSTS             FOR USE            AMOUNT
          NAME OF ASSOCIATE COMPANY                  CHARGED            CHARGED           OF CAPITAL          BILLED
-----------------------------------------------   --------------    ---------------    ----------------    ------------
                                                        457-1             457-2               457-3
                                                  --------------    ---------------    ----------------    ------------
                                                      $000               $000               $000              $000

Columbia Energy Group                                     3,162              2,247                 192           5,601
Columbia Gulf Transmission Company                        4,141              1,774                 336           6,251
Columbia Energy Services Corporation                      3,285              1,840                 116           5,241
Columbia Propane Corporation                                940                558                  74           1,572
Columbia Electric Corporation                               403                337                  37             777
Columbia LNG Corporation                                    164                134                  17             315
Columbia Network Services Corporation                       154                185                  14             353
Columbia Insurance Corporation, Ltd                         116                 89                   9             214
Columbia Gas of Kentucky, Inc.                            1,814                681                 105           2,600
Columbia Gas of Ohio, Inc.                               15,465              5,748                 859          22,072
Columbia Gas of Maryland, Inc.                              559                209                  34             802
Columbia Gas of Pennsylvania, Inc.                        5,414              2,021                 323           7,758
Columbia Gas of Virginia, Inc.                            2,811              1,089                 158           4,058
Columbia Energy Group Capital Corporation                    11                 20                   1              32
Columbia Gas Transmission Corporation                    14,243              5,814               1,099          21,156
Columbia Atlantic Trading, Inc.                               7                  9                   1              17
Columbia Natural Resources, Inc.                          2,010              1,048                 148           3,206
                                                  --------------    ---------------    ----------------    ------------

     Total Amount Billed in 1998                         54,699             23,803               3,523          82,025

Reconciliations to Total Revenues:

   Difference between Amount of
   Unbilled Revenue December 1997 and
   December 1998                                         (2,528)             1,855               1,101             428
                                                  --------------    ---------------    ----------------    ------------

                                                         52,171             25,658               4,624          82,453
                                                  ==============    ===============    ================    ============

--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------
                               ANALYSIS OF BILLING

                             NONASSOCIATE COMPANIES
                                   ACCOUNT 458
--------------------------------------------------------------------------------

                                            DIRECT          INDIRECT      COMPENSATION
                                             COST             COST          FOR USE          TOTAL       EXCESS OR      AMOUNT
NAME OF NONASSOCIATE COMPANY               CHARGED          CHARGED        OF CAPITAL        COST        DEFICIENCY     BILLED
----------------------------               -------          -------        ----------        ----        ----------     ------
                                            458-1            458-2           458-3                           458-4
                                           -------          -------        ----------                    ----------
           N/A                               $000             $000            $000           $000           $000





--------------------------------------------------------------------------------

INSTRUCTION: Provide a brief description of the services rendered to each nonassociate company:

--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1998
--------------------------------------------------------------------------------

                                  Schedule XVI
                         ANALYSIS OF CHARGES FOR SERVICE
                      ASSOCIATE AND NONASSOCIATE COMPANIES
--------------------------------------------------------------------------------

                                                           ASSOCIATE COMPANY                  NONASSOCIATE COMPANY
                                                                CHARGES                              CHARGES
                                                      -----------------------------       ----------------------------
DESCRIPTION OF ITEMS                                  DIRECT    INDIRECT                  DIRECT     INDIRECT
                                                       COST       COST        TOTAL        COST        COST      TOTAL
----------------------------------------------        ------    --------     ------       ------     --------    -----
                                                       $000       $000        $000         $000        $000      $000

920       Salaries and Wages                          22,675      8,863      31,538          --         --         --
921       Office Supplies and Expenses                 5,800      2,773       8,573          --         --         --
922       Administrative Expenses Transferred -
             Credit                                      608     (2,672)     (2,064)         --         --         --
923       Outside Services Employed                    9,839      3,479      13,318          --         --         --
924       Property Insurance                              --         90          90          --         --         --
925       Injuries and Damages                           185         95         280          --         --         --
926       Employee Pensions and Benefits                 528      5,392       5,920          --         --         --
928       Regulatory Commission Expense                   15         --          15          --         --         --
930.1     General Advertising Expenses                    69         55         124          --         --         --
930.2     Miscellaneous General Expense                  478        871       1,349          --         --         --
931       Rents                                        5,508        602       6,110          --         --         --
932       Maintenance of Structure and Equipment       2,405        898       3,303          --         --         --
403       Depreciation and Amortization Expense        4,061        897       4,958          --         --         --
408       Taxes Other Than Income Taxes                   50      2,736       2,786          --         --         --
409       Income Taxes                                    --      2,651       2,651          --         --         --
410       Provision for Deferred Income Taxes             --      2,901       2,901          --         --         --
411       Provision for Deferred Income Taxes -           --         --          --
             Credit                                       --     (4,571)     (4,571)         --         --         --
411.5     Investment for Credit                           --         --          --          --         --         --
419       Other Interest                                  --        (10)        (10)         --         --         --
421       Miscellaneous Income or Loss                    --         --          --          --         --         --
426.1     Donations                                        1        121         122          --         --         --
426.5     Other Deductions                                --          3           3          --         --         --
427       Interest on Long-Term Debt                      --         --          --          --         --         --
431       Other Interest Expense                          --        433         433          --         --         --
----------------------------------------------        ------    --------     ------       ------     --------    -----
Instructions: Total cost of service will
              equal for associate and nonassociate
              companies the total amount billed
              under their separate analysis of
              billing schedules.
----------------------------------------------        ------    --------     ------       ------     --------    -----
          Total Expenses                              52,222     25,607      77,829          --         --         --
                                                      ------    --------     ------       ------     --------    -----
          Compensation for Use of Equity Capital                              2,237
                                                                             ------
430       Interest on Debt to Associate Companies                             2,387
                                                                             ------

          Total Cost of Service                                              82,453
--------------------------------------------------------------------------------------------------------------------------

                                                             TOTAL CHARGES FOR
                                                                  SERVICE
                                                       ------------------------------
DESCRIPTION OF ITEMS                                   DIRECT     INDIRECT
                                                        COST        COST        TOTAL
----------------------------------------------         ------     --------     ------
                                                        $000        $000        $000

920       Salaries and Wages                           22,675       8,863      31,538
921       Office Supplies and Expenses                  5,800       2,773       8,573
922       Administrative Expenses Transferred -
             Credit                                       608      (2,672)     (2,064)
923       Outside Services Employed                     9,839       3,479      13,318
924       Property Insurance                               --          90          90
925       Injuries and Damages                            185          95         280
926       Employee Pensions and Benefits                  528       5,392       5,920
928       Regulatory Commission Expense                    15          --          15
930.1     General Advertising Expenses                     69          55         124
930.2     Miscellaneous General Expense                   478         871       1,349
931       Rents                                         5,508         602       6,110
932       Maintenance of Structure and Equipment        2,405         898       3,303
403       Depreciation and Amortization Expense         4,061         897       4,958
408       Taxes Other Than Income Taxes                    50       2,736       2,786
409       Income Taxes                                     --       2,651       2,651
410       Provision for Deferred Income Taxes              --       2,901       2,901
411       Provision for Deferred Income Taxes -
             Credit                                        --      (4,571)     (4,571)
411.5     Investment for Credit                            --          --          --
419       Other Interest                                   --         (10)        (10)
421       Miscellaneous Income or Loss                     --          --          --
426.1     Donations                                         1         121         122
426.5     Other Deductions                                 --           3           3
427       Interest on Long-Term Debt                       --          --          --
431       Other Interest Expense                           --         433         433
----------------------------------------------         ------     --------     ------
Instructions: Total cost of service will
              equal for associate and nonassociate
              companies the total amount billed
              under their separate analysis of
              billing schedules.
----------------------------------------------         ------     --------     ------
          Total Expenses                               52,222      25,607      77,829
                                                       ------     --------     ------
          Compensation for Use of Equity Capital                                2,237
                                                                               ------
430       Interest on Debt to Associate Companies                               2,387
                                                                               ------

          Total Cost of Service                                                82,453
-------------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1998
--------------------------------------------------------------------------------
                                  Schedule XVII
       SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
--------------------------------------------------------------------------------

                                                                                        DEPARTMENT OR SERVICE FUNCTION
                                                                                     ------------------------------------
                                                                                                       AIR
                                                           TOTAL                     ACCOUNTING       TRANS-       CLIENT
                  DESCRIPTION OF ITEMS                     AMOUNT      OVERHEAD       SERVICES      PORTATION     SUPPORT
           --------------------------------------------    ------      --------      ----------     ---------     -------
           920    Salaries and Wages                       31,538        8,863              91          314          469
           921    Office Supplies and Expenses              8,573        2,773              45          307           81
           922    Administrative Expenses Transferred -
                     Credit                                (2,064)      (2,672)             --           --            3
           923    Outside Services Employed                13,318        3,479              50           62           17
           924    Property Insurance                           90           90              --           --           --
           925    Injuries and Damages                        280           95              --           52           --
           926    Employee Pensions and Benefits            5,920        5,392              --            1            1
           928    Regulatory Commission Expense                15           --               4           --           --
           930.1  General Advertising Expense                 124           55              --           --           --
           930.2  Miscellaneous General Expense             1,349          871               7         (193)          --
           931    Rents                                     6,110          602              --          683            3
           932    Maintenance of Structures and Equipment   3,303          898              --           74          217
           403    Depreciation and Amortization Expense     4,958          897              --            4           --
           408    Taxes Other Than Income Taxes             2,786        2,736              --          (27)          --
           409    Income Taxes                              2,651        2,651              --           --           --
           410    Provision for Deferred Income Taxes       2,901        2,901              --           --           --
           411    Provision for Deferred Income Taxes -
                     Credit                                (4,571)      (4,571)             --           --           --
           411.5  Investment Tax Credit                        --           --              --           --           --
           421    Miscellaneous Income or Loss                 --           --              --           --           --
           426    Donations                                   122          121              --           --           --
           426    Other Deductions                              3            3              --           --           --
           427    Interest on Long-Term Debt                   --           --              --           --           --
           430    Interest on Debt to Associate Companies   2,387        2,387              --           --           --
           431    Other Interest Expense                      433          433              --           --           --
           --------------------------------------------
           Instruction: Indicate each department or
                        service function. (See
                        Instruction 01-3 General
                        Structure of Accounting System:
                        Uniform System Account)
           --------------------------------------------    ------      --------      ----------     ---------     -------
                  Total Expenses                           80,226       28,004             197        1,277          791
           --------------------------------------------    --------------------------------------------------------------


                                                           ----------------------------------------------------
                                                            COMMON/                     CORPORATE
                                                           CORPORATE                    COMMUNI-      CORPORATE
                  DESCRIPTION OF ITEMS                      SYSTEMS     CONSOLIDATION    CATIONS       FINANCE
           --------------------------------------------    ---------    -------------   ---------     ---------
           920    Salaries and Wages                         1,112            798           460            229
           921    Office Supplies and Expenses                  53             88           214             20
           922    Administrative Expenses Transferred -
                     Credit                                     --             --            --             --
           923    Outside Services Employed                    208             59         2,014             89
           924    Property Insurance                            --             --            --             --
           925    Injuries and Damages                          --             --            --             --
           926    Employee Pensions and Benefits                --             --            --             --
           928    Regulatory Commission Expense                 --             --            --             --
           930.1  General Advertising Expense                   --             --            --             --
           930.2  Miscellaneous General Expense                234             99            71             24
           931    Rents                                         --              1             2             --
           932    Maintenance of Structures and Equipment       64             --            --             --
           403    Depreciation and Amortization Expense         --             --            --             --
           408    Taxes Other Than Income Taxes                 --             --            --             --
           409    Income Taxes                                  --             --            --             --
           410    Provision for Deferred Income Taxes           --             --            --             --
           411    Provision for Deferred Income Taxes -
                     Credit                                     --             --            --             --
           411.5  Investment Tax Credit                         --             --            --             --
           421    Miscellaneous Income or Loss                  --             --            --             --
           426    Donations                                     --             --             1             --
           426    Other Deductions                              --             --            --             --
           427    Interest on Long-Term Debt                    --             --            --             --
           430    Interest on Debt to Associate Companies       --             --            --             --
           431    Other Interest Expense                        --             --            --             --
           --------------------------------------------
           Instruction: Indicate each department or
                        service function. (See
                        Instruction 01-3 General
                        Structure of Accounting System:
                        Uniform System Account)
           --------------------------------------------    ---------    -------------   ---------     ---------
                  Total Expenses                             1,671          1,045         2,762            362
           --------------------------------------------    ----------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1998
--------------------------------------------------------------------------------
                                  Schedule XVII
       SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
--------------------------------------------------------------------------------
                         DEPARTMENT OR SERVICE FUNCTION
--------------------------------------------------------------------------------

                                            ENTERPRISE        ENVIRON-                                         HUMAN
              Account       CORPORATE       MULTIMEDIA         MENTAL                        GOVERNMENT      RESOURCES/
              Number         TREASURY     COMMUNICATIONS       AFFAIRS        EXECUTIVE        AFFAIRS        BENEFITS
           --------------  -------------  ----------------  --------------  --------------  --------------  -------------
                               $000            $000             $000            $000            $000            $000

           920                      282             2,049             303           2,265             254          1,295
           921                       31               711              65             424              87            174
           922                        -                 -              44               -               -              -
           923                       60               728             238           1,030              53            664
           924                        -                 -               -               -               -              -
           925                        -                 -               -               -               -              -
           926                        -                 -               -               2               -             19
           928                        -                 -               -               -               -              -
           930.1                      -                 -               -               -               -             69
           930.2                    248               304              17             528              89            933
           931                        -               131               1             118             253            115
           932                        -                 1               -               -               -              2
           403                        -             1,155               -               -               -              -
           408                        -                 -               -               -               -              -
           409                        -                 -               -               -               -              -
           410                        -                 -               -               -               -              -
           411                        -                 -               -               -               -              -
           411.5                      -                 -               -               -               -              -
           419                        -                 -               -               -               -              -
           421                        -                 -               -               -               -              -
           426.1                      -                 -               -               -               -              -
           426.5                      -                 -               -               -               -              -
           427                        -                 -               -               -               -              -
           430                        -                 -               -               -               -              -

           431                        -                 -               -               -               -              -

           --------------  -------------  ----------------  --------------  --------------  --------------  -------------
           Total Expenses           621             5,079             668           4,367             736          3,271
                           -------------  ----------------  --------------  --------------  --------------  -------------


                                                                          MC
              Account        INTERNAL       INVESTOR                   BUILDING
              Number          AUDIT        RELATIONS       LEGAL       SERVICES
           --------------  -------------  -------------  ----------  -------------
                               $000           $000         $000          $000

           920                    1,017            401       1,050              1
           921                      213             72         181              -
           922                       57              -           -              -
           923                      114            416       2,270              -
           924                        -              -           -              -
           925                        -              -           -              -
           926                        -              -           -              -
           928                        -              8           -              -
           930.1                      -              -           -              -
           930.2                    108            135         133              -
           931                        8             18           1              1
           932                        -              -           -              -
           403                        -              -           -              -
           408                        -              -           -              -
           409                        -              -           -              -
           410                        -              -           -              -
           411                        -              -           -              -
           411.5                      -              -           -              -
           419                        -              -           -              -
           421                        -              -           -              -
           426.1                      -              -           -              -
           426.5                      -              -           -              -
           427                        -              -           -              -
           430                        -              -           -              -

           431                        -              -           -              -

           --------------  -------------  -------------  ----------  -------------
           Total Expenses         1,517          1,050       3,635              2
                           -------------  -------------  ----------  -------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1998
--------------------------------------------------------------------------------
                                  Schedule XVII
       SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
--------------------------------------------------------------------------------

                         DEPARTMENT OR SERVICE FUNCTION
--------------------------------------------------------------------------------

                   NETWORK                                                 RESTON
   Account        COMPUTER        OTHER                     RISK          BUILDING         STEP        STRATEGIC
   Number         SERVICES       GENERAL     PAYROLL     MANAGEMENT       SERVICES        PROGRAM       PLANNING
--------------  --------------  ----------  ----------- --------------   ------------   ------------   -----------
                    $000          $000         $000         $000            $000           $000           $000

920                     2,993       3,726          424            452             25            414           486
921                     2,507           5            3            124              2             25            51
922                       445           -            -              -              -              -             -
923                       878          10           41            312             13             25           184
924                         -           -            -              -              -              -             -
925                         -           -            -            133              -              -             -
926                         -         504            -              -              -              1             -
928                         -           -            -              -              -              -             -
930.1                       -           -            -              -              -              -             -
930.2                  (2,897)         15          219             63              3            116            34
931                     4,157           -            -              1              -              -             1
932                     2,046           -            -              -              1              -             -
403                     2,902           -            -              -              -              -             -
408                        77           -            -              -              -              -             -
409                         -           -            -              -              -              -             -
410                         -           -            -              -              -              -             -
411                         -           -            -              -              -              -             -
411.5                       -           -            -              -              -              -             -
419                         -           -            -              -              -              -             -
421                         -           -            -              -              -              -             -
426.1                       -           -            -              -              -              -             -
426.5                       -           -            -              -              -              -             -
427                         -           -            -              -              -              -             -
430                         -           -            -              -              -              -             -
431                         -           -            -              -              -              -             -

--------------  --------------  ----------  ----------- --------------   ------------   ------------   -----------
Total Expenses         13,108       4,260          687          1,085             44            581           756
                --------------  ----------  ----------- --------------   ------------   ------------   -----------



   Account      FINANCIAL                   ENERGY
   Number       REPORTING        TAX       VENTURES
--------------  -----------   ----------  -----------
                   $000         $000         $000

920                    685          558          522
921                     28          116          173
922                      -            -           59
923                     47          322          (65)
924                      -            -            -
925                      -            -            -
926                      -            -            -
928                      -            3            -
930.1                    -            -            -
930.2                  142           14           32
931                      1           13            -
932                      -            -            -
403                      -            -            -
408                      -            -            -
409                      -            -            -
410                      -            -            -
411                      -            -            -
411.5                    -            -            -
419                      -            -            -
421                      -            -            -
426.1                    -            -            -
426.5                    -            -            -
427                      -            -            -
430                      -            -            -
431                      -            -            -

--------------  -----------   ----------  -----------
Total Expenses         903        1,026          721
                -----------   ----------  -----------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998

                        DEPARTMENTAL ANALYSIS OF SALARIES

                                   ACCOUNT 920

          -------------------------------------------------------------------------------------------------------
                                                         DEPARTMENTAL SALARY EXPENSE
                                           -----------------------------------------------------      NUMBER
                                                              INCLUDED IN AMOUNTS BILLED TO          PERSONNEL
                  NAME OF DEPARTMENT                     ---------------------------------------    ------------
             Indicate each department or      TOTAL        PARENT        OTHER           NON           END OF
                   service function           AMOUNT      COMPANY      ASSOCIATES     ASSOCIATES        YEAR
          -------------------------------  -----------   ----------    -----------    ----------    ------------
                                               $000         $000          $000           $000

           Accounting Services                      91           29             62            --              11

           Air Transportation                      314          255             59            --               7

           Client Support                          469           --            469            --              11

           Common/Corporate Systems              1,112            8          1,104            --              46

           Consolidation Accounting                798           72            726            --              13

           Corporate Communications                460           --            460            --               6

           Corporate Finance                       229            3            226            --               6

           Corporate Treasury                      282            6            276            --               5

           Dulles Building Services                 25           --             25            --               6

           Energy Ventures                         522          444             78            --               6

           Enterprise Multimedia Communication   2,049            3          2,046            --              50

           Environmental Affairs                   303           14            289            --               5

           Executive                             2,265          172          2,093            --              13

           Finance & Investor Relations            254           --            254            --               6

           Financial Planning & Reporting          685            4            681            --              11

           Government Affairs                    1,295           --          1,295            --               3

           Human Resources/Benefits              1,017            5          1,012            --              18

           Internal Audit                          401           10            391            --              17

           Legal                                 1,050          161            889            --              13

           Marble Cliff Building Services            1            1             --            --              16

           Network Computer Services             2,993           --          2,993            --              71

           Other General                         3,726           --          3,726            --              --

           Payroll                                 424           --            424            --              17

           Risk Management                         452            8            444            --               6

           Step Program                            414          103            311            --              12

           Strategic Planning                      486           --            486            --               5

           Tax                                     558           22            536            --               9
                                            -----------  -----------  -------------  ------------  -------------

                Total                           22,675        1,320         21,355            --             389
                                            ===========  ===========  =============  ============  =============

--------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------
                            OUTSIDE SERVICES EMPLOYED

                                   ACCOUNT 923

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.
               If the aggregate amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate number and the amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.


                                                                             RELATIONSHIP
                                                                             "A" = ASSOCIATE
 FOR WHOM PURCHASED                           ADDRESS                        "NA" = NON-ASSOCIATE         AMOUNT
 ------------------                           -------                        --------------------         ------
                                                                                                           $000

 See schedule 923-A                                                                                       13,318






















--------------------------------------------------------------------------------

                                 SCHEDULE 923-A
                    COLUMBIA ENERGY GROUP SERVICE CORPORATION
                            OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923

                                                                                           RELATIONSHIP
                                                                                         "A" = ASSOCIATE         AMOUNT
                                                                                           "NA" = NON     -------------------
      FOR WHOM PURCHASED                                ADDRESS                             ASSOCIATE       $000       $000
----------------------------            --------------------------------------             -----------    --------   --------
1-Special Services - Legal

  Akin, Gump, Strauss, Hauer, &         1900 Pennzoil Place-South Tower, Houston, TX 77002     NA             161
  LeBoeuf, Lamb, Greene & MacRae        125 W. 55th Street New York., N.Y. 100195389           NA           1,404
  Shandwick Public Affairs              P.O. Box 3075 Buffalo, NY 14240                        NA              73
  Shearman & Sterling                   599 Lexington Ave. New York, NY 1002-24676             NA              68
  Sullivan & Cromwell                   125 Broad St. New York, NY 10004                       NA             110
  46 Organizations                                                                                            541
                                        Total Special Services - Legal                                                 2,357

2-Special Services - Audit

  Arthur Andersen LLP                   P.O. Box 13882, Newark, NJ 07188-0882                  NA              28
                                                                                                          --------

                                        Total Special Services - Audit                                                    28

3-Special Services - Other

  Adams, William C.                     5150 Southwest 21st St. Plantation, FL  33317          NA              52
  Bowne of New York City, Inc.          345 Hudson St. New York, NY 10014-9884                 NA              58
  The Case Hoyt Corp.                   P.O. Box 522625, Miami, FL. 33152                      NA             243
  Columbia Gas of Ohio, Inc.            A/R, P.O. Box 117, Columbus, OH 43216                  A              173
  Comdisco Continuity Service           P.O. Box 91753, Chicago, IL. 60693                     NA             201
  Corna/ Kokosing Construction C        2500 Harrison Rd. Columbus, OH 43204                   NA             102
  Cyborg Systems                        P.O. Box 6197, Chicago, IL 60680-6197                  NA             123
  Dawson Personnel Services             P.O. Box 710943 Columbus, OH 43271-0943                NA             204
  DRPollard & Associates Inc.           2200 Wilson Blvd. Suite 409, Arlington, VA 22201       NA              74
  Deloitte & Touche                     P.O. Box 1613, Stamford, CT 06920-1313                 NA             253
  EDI Business Group, Inc.              7224 Cadence Ct., Columbia, MD 21046                   NA              58
  Excel Temporary Services              P.O. Box 277041, Atlanta, GA 30384-7041                NA              78
  FlightSafety International            P.O. Box 75691, Charlotte, NC 28275                    NA              62
  Gartner Group Inc.                    P.O. Box 911319, Dallas, TX 75391-1319                 NA             274
  Harris Trust & Savings Bank           33101 Treasury Center, Chicago, IL 60694-3100          NA             151
  Harris Bank                           P.O. Box 755, Chicago, IL 60690-0755                   NA              62
  Iconix                                4927 Auburn Ave. Bethesda, MD 20814                    NA              61
  IBM                                   P.O. Box 98880, Chicago, IL 60693                      NA             284
  International Network Services        P.O. Box 7049, San Francisco, CA 94120-7049            NA             144
  The Invisions Group LTD.              4927 Auburn Ave. Bethesda, MD 20814                    NA             153
  Knowledge Link                        Dept. L-1715, Columbus, OH 43260-1715                  NA              80
  Lexis-Nexis                           P.O. Box 7247-7090, Philadelphia, PA 19170-7090        NA              54
  Mcardle Printing Co. Inc.             800 Commerce Dr., Upper Marlboro MD 20772              NA             371
  Marine Midland Bank                   P.O. Box 4203, Buffalo, NY 14240-4203                  NA              64
  PNC Bank, N.A.                        620 Liberty Ave. Pittsburgh, PA 15265                  NA             136
  Pinkerton                             P.O. Box 2111 Carol Stream, IL 60132-2111              NA              82
  Placers Temps & Search                P.O. Box 15621, Wilmington, DE. 19850-5621             NA              85
  Sarcom                                Dept. #0703, Columbus, OH 43271-0703                   NA             442
  Savoy Partners LTD.                   1620 L Street, NW Suite 801, Washington, DC 20036      NA              65
  Techforce Corp                        P.O. Box 861419, Orlando, FL 32886-1419                NA             109
  Trustees, University of PA            3809 Walnut St. Philadelphia, PA 19104-3604            NA             109
  Wayfarer Aviation, Inc.               P.O. Box 29764, New York, NY 10087-9764                NA              76
  Xerox Corp                            P.O. Box 827598, Philadelphia, PA 19182-7598           NA             548
  523 Organizations                                                                                         2,409
                                                                                                          --------
                                        Total Special Services - Other                                                 7,440

                                 SCHEDULE 923-A
                    COLUMBIA ENERGY GROUP SERVICE CORPORATION
                            OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923

                                                                                              RELATIONSHIP
                                                                                            "A" = ASSOCIATE           AMOUNT
                                                                                               "NA" = NON      ---------------------
     FOR WHOM PURCHASED                              ADDRESS                                    ASSOCIATE        $000         $000
----------------------------           --------------------------------------               ---------------    --------     --------

 4-Special Services - Tax

     Ambassador Research Inc.           6495 Refugee Rd. NW, Pinkerton, OH 43147                    NA              80
     Arthur Andersen LLP                P.O. Box  13882, Newark, NJ 07188-0882                      NA              55
     Stroock & Stroock & Lavan LLP      180 Maiden Lane, New York, NY 10038                         NA             107
     9 Organizations                                                                                                66
                                                                                                               --------
                                        Total Special Services - Tax                                                             308
                                                                                                                            --------

 5- Special Services - Consulting

     A. T. Kearney, Inc.                225 Reinekers Ln., Alexandria, VA 22314                     NA             187
     Dames & Moore                      File No 54279, Los Angeles, CA 90074-4279                   NA             223
     Eastman Consultants, Inc.          19034 Penninsula Point Dr., Cornelius, NC 28031             NA              92
     Gartner Group, Inc.                P.O. Box 911319, Dallas TX 75391-1319                       NA              95
     Invisions Group LTD                4927 Auburn Ave., Bethesda, MD 20814                        NA             112
     Johnson, John Paul                 7713 Lear Rd., Mclean, VA 22102                             NA              66
     Korn/ Ferry International          Dept. Ch 10228, Palatine, IL 60055-0228                     NA              51
     LAI                                P.O. Box 30027, Tampa, FL 33630-3027                        NA              66
     OVCA Associates Inc.               7 Overlook Road, Louisville, KY 40207                       NA              57
     SSI Inc.                           P.O. Box 98991, Chicago, IL 60693                           NA              80
     Savoy Partners, LTD                1620 L St. NW, Suite 801, Washington, DC 20036              NA              51
     Craig Eric Schneier Assoc.         175 Highland Terrace, Princeton, NJ  08540                  NA              71
     Shandwick Public Affairs           P.O. Box 1213, Dept. 14984, Newark, NJ 07101                NA             728
     Teleos Consulting                  12 Chestnut Hill Terrace, Newton, Ma 02467                  NA              91
     Towers Perrin                      P.O. Box 8500, S-6110, Philadelphia, PA 19178               NA             280
     Watson Wyatt & Co.                 P.O. Box 277665, Atlanta, GA 30384-7665                     NA              85
     78 Organizations                                                                                              850
                                                                                                               --------     --------

                                        Total Special Services - Consulting                                                    3,185
                                                                                                                            --------

                                        Total All Special Services                                                            13,318
                                                                                                                            ========

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION


                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------

                         EMPLOYEE PENSIONS AND BENEFITS

                                   ACCOUNT 926

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

---------------------------------------------------------------------------------------------
 DESCRIPTION                                                                       AMOUNT
---------------------                                                          --------------
                                                                                    $000

 Hewett Admin Start-up costs                                                           1,951

 Medical Expense Plan                                                                  1,723

 Employee Relocation Expense                                                           1,382

 Thrift Plan                                                                             863

 Pension Restoration Plan                                                                426

 Dental Assistance Plan                                                                  215

 Long-Term Disability Insurance                                                          156

 Miscellaneous                                                                            93

 Other Post-Employment Benefits                                                           82

 Group Life Insurance                                                                     77

 Employee Cafeteria Subsidy                                                               64

 Educational Assistance                                                                   62

 Flexible Spending Health & Dental                                                       (31)

 Employee Assistance Plan                                                                (79)

 Employee Retirement Expense                                                          (1,064)
                                                                               --------------

 Total                                                                                 5,920
---------------------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------

                          GENERAL ADVERTISING EXPENSES

                                  ACCOUNT 930.1

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1,
               "General Advertising Expenses," classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.


---------------------------------------------------------------------------------------------------------------
         DESCRIPTION                                 NAME OF PAYEE                       AMOUNT
--------------------------------          ------------------------------------        -------------
                                                                                          $000

Employee Recruiting                       Stackig, Inc.                                         84
Employee Recruiting                       Gammill Group Inc.                                    20
Employee Recruiting                       The Columbus Dispatch                                 13
Employee Recruiting                       Nationwide Advertising Service                         5
Employee Recruiting                       Alexus International                                   2







                                                                                      -------------

        TOTAL                                                                                  124
---------------------------------------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------

                         MISCELLANEOUS GENERAL EXPENSES

                                  ACCOUNT 930.2

--------------------------------------------------------------------------------


INSTRUCTIONS:  Provide a listing of the amount included in Account 930.2,
               "Miscellaneous General Expenses," classifying such expenses according to their nature. Payments and expenses permitted by
               Section 321 (b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. Section 441 (b)(2) shall be separately classified.


--------------------------------------------------------------------------------------------------
                                DESCRIPTION                                            AMOUNT
-----------------------------------------------------------------------------     ----------------
                                                                                        $000

Dues and Memberships - Corporate                                                              374

Employee Recruiting                                                                           239

Courier Services                                                                              217

Other                                                                                         182

Industry Meetings                                                                              72

Employee Training                                                                              69

Bank Service Charges                                                                           66

Filing and License Fees                                                                        43

Aircraft Service                                                                               35

Political Activities                                                                           24

Newswire Services                                                                              14

Employment Agreement                                                                            8

SEC Filings                                                                                     6


                                                                                  ----------------

TOTAL                                                                                       1,349
--------------------------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------

                                      RENTS

                                   ACCOUNT 931

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 931, "Rents", classifying such expenses by major grouping of property, as defined in the account definition of the Uniform System of Accounts.

--------------------------------------------------------------------------------

                                                                                          AMOUNT
------------------------------------------------------------------------------       -----------------
                                                                                           $000

Data Processing                                                                                 4,156

Office Space                                                                                      934

Air Transportation                                                                                602

Auto and General Tools                                                                            177

Communications                                                                                     59

Miscellaneous                                                                                     182










                                                                                     -----------------
TOTAL                                                                                           6,110
------------------------------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998


--------------------------------------------------------------------------------

                          TAXES OTHER THAN INCOME TAXES

                                   ACCOUNT 408

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide an analysis of Account 408, "Taxes Other Than Income
               Taxes." Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class tax.
--------------------------------------------------------------------------------

                                                                                        AMOUNT
------------------------------------------------------------------------------     -----------------
                                                                                         $000


(1)  Other than U.S. Government Taxes:

          Property                                                                              672

          Sales and Use                                                                          65

          Unemployment                                                                           47

          License or Franchise                                                                   14
                                                                                   -----------------

                     Total - other                                                              798

(2)  U.S. Government Taxes:

          Federal Insurance Contribution                                                      1,960

          Unemployment                                                                           27

          Miscellaneous                                                                           1
                                                                                   -----------------

                    Total - Federal                                                           1,988






         TOTAL                                                                                2,786
----------------------------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------

                                    DONATIONS

                                  ACCOUNT 426.1

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 426-1,
               "Donations," classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.


---------------------------------------------------------------------------------------------------------------
               NAME OF RECIPIENT                                 PURPOSE OF DONATION                 AMOUNT
-------------------------------------------------      ---------------------------------------    -------------
                                                                                                      $000

Columbia Gas Foundation                                 Community Welfare                                  110

Greater Loudon Babe Ruth World Series Inc.              Community Welfare                                   10

Miscellaneous (8)                                       Community Welfare                                    2















                                                                                                  -------------
TOTAL                                                                                                      122
---------------------------------------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998

--------------------------------------------------------------------------------

                                 OTHER DONATIONS

                                  ACCOUNT 426.5

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 426.5, "Other
               Deductions," classifying such expenses according to their nature.

-----------------------------------------------------------------------------------------------------
                               DESCRIPTION                                             AMOUNT
---------------------------------------------------------------------------     ---------------------
                                                                                        $000


                                                                                        NONE
















                                                                                ---------------------
TOTAL                                                                                   NONE
-----------------------------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1997

--------------------------------------------------------------------------------

                                 SCHEDULE XVIII

                          NOTES TO STATEMENT OF INCOME

--------------------------------------------------------------------------------

INSTRUCTIONS:  The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increase in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

--------------------------------------------------------------------------------

For additional notes, see Page 22, Notes to Financial Statements.
















--------------------------------------------------------------------------------

                   COLUMBIA ENERGY GROUP SERVICE CORPORATION


                              ORGANIZATIONAL CHART


                                               -------------------------
                                                 Chairman, President &
                                                          CEO
                                                      RICHARD, III
                                               -------------------------
                                                           |
          -------------------------------------------------|---------------------------------------------
          |                       |                        |                    |                       |
  -------------------      ---------------           -------------         -------------       ---------------------
    SR VP Strategic          SR VP Human               Senior VP             Senior VP           Senior VP & Chief
       Planning               Resources                Services                & CFO               Legal Officer

       HAMMICK                  FONT                    MAGLEY               O'DONNELL               SCHWOLSKY
  -------------------      ---------------           -------------         -------------       ---------------------
          |                       |                        |                    |                       |
          |                       |                        |                    |                       |
----------------------  ----------------------  ----------------------  ------------------  -------------------------
  Strategic Planning      Corporate Benefits      Air Transportation      Consolidation       Environmental Affairs
----------------------  ----------------------  ----------------------  ------------------  -------------------------
          |                Human resources         Client Support       Corporate Treasury            Legal
          |
----------------------  ----------------------  ----------------------  ------------------  -------------------------
 Governmental Affairs         Training             Common/Corporate     Corporate Finance        Risk Management
                                                        Systems
----------------------  ----------------------  ----------------------  ------------------  -------------------------
          |                 Organizational      Enterprise Multimedia   Financial Planning
          |                   Development           Communications         & Reporting
----------------------  ----------------------  ----------------------  ------------------
     Corporate                Executive              Marble Cliff         Internal Audit
  Communications             Compensation          Building Services
----------------------  ----------------------  ----------------------  ------------------
          |                                       Network Computer            Tax
          |                                            Services
----------------------                          ----------------------  -----------------
  Investor Relations                               Dulles Building          Accounting
                                                      Services               Services
----------------------                          ----------------------  -----------------
                                                       Payroll           Energy Ventures
                                                ----------------------  -----------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION



                              METHODS OF ALLOCATION
--------------------------------------------------------------------------------


         The following Basis of Allocation have been approved by the SEC as a method of allocating Job Order charges and convenience payments directly to Associate Companies.

         - Total Gross Fixed Assets and Total Operating Expenses
         - Total Gross Fixed Assets
         - Total Distribution Property and Distribution Expenses
         - Total Production Property and Expense
         - Total Storage Property and Expense
         - Transmission Property and Transmission Expenses
         - Total Operating Expenses and Gross Depreciable Property
         - Gross Depreciable Property
         - Number of Automobile Units Owned and Leased
         - Number of Retail Customers
         - Number of Regular Employees
         - Fixed Allocation
         - Direct Costs

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1998


           ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED

--------------------------------------------------------------------------------

                         COMPENSATION FOR USE OF CAPITAL
                    SUMMARY OF BILLING TO ASSOCIATE COMPANIES

                                                                           Direct &
                                                                           Allocated              Compensation
                              Company                                        Labor                   Billed
--------------------------------------------------------------------   -----------------       ------------------
                                                                             $000                     $000


Columbia Energy Group                                                             1,519                      192
Columbia Gulf Transmission Company                                                1,166                      336
Columbia Energy Services Corporation                                              1,099                      116
Columbia Propane Corporation                                                        334                       74
Columbia Electric Corporation                                                       206                       37
Columbia LNG Corporation                                                             80                       17
Columbia Network Services Corporation                                               105                       14
Columbia Insurance Corporation, Ltd.                                                 58                        9
Columbia Gas of Kentucky, Inc.                                                      419                      105
Columbia Gas of Ohio, Inc.                                                        3,487                      859
Columbia Gas of Maryland, Inc.                                                      127                       34
Columbia Gas of Pennsylvania, Inc.                                                1,251                      323
Columbia Gas of Virginia, Inc.                                                      673                      158
Columbia Energy Group Capital Corporation                                            10                        1
Columbia Gas Transmission Corporation                                             3,758                    1,099
Columbia Atlantic Trading Corporation                                                 5                        1
Columbia Energy Resources, Inc.                                                     663                      148
                                                                        ----------------        -----------------

     Total                                                                       14,960                    3,523
                                                                        ================        =================


The above is a summary of the Compensation for Use of Capital billed to each company. Attached is a sample of the annual statement sent to each associate company. Since they are identical except for the amount billed, the summary is included in lieu of seventeen individual statements (see page 46).


--------------------------------------------------------------------------------

                    COLUMBIA ENERGY GROUP SERVICE CORPORATION

                         COMPENSATION FOR USE OF CAPITAL
--------------------------------------------------------------------------------

                                    BILLED TO

                          COLUMBIA PROPANE CORPORATION

                                   DURING 1998
--------------------------------------------------------------------------------

                                                                                    SYSTEM             MONTHLY
                     INTEREST                                                      DIRECT &             RATE
  BILLING               TO                  NET                TOTAL              ALLOCATED            COL. 3/
   MONTH              PARENT               INCOME           COMPENSATION            LABOR              COL. 4
-------------    -----------------    -----------------   -----------------   -------------------   --------------
                       (1)                  (2)                  (3)                 (4)                 (5)
JANUARY                108,101.73           186,437.00          294,538.73          1,073,606.68         27.43451
FEBRUARY               102,868.12           186,437.00          289,305.12          1,259,264.74         22.97413
MARCH                  181,386.57           186,437.00          367,823.57          1,299,428.73         28.30656
APRIL                  106,593.43           186,437.00          293,030.43          1,310,622.31         22.35811
MAY                    106,182.94           186,437.00          292,619.94          1,207,124.13         24.24108
JUNE                   105,786.37           186,437.00          292,223.37          1,300,440.64         22.47110
JULY                   105,755.70           186,437.00          292,192.70          1,274,576.87         22.92468
AUGUST                 105,474.27           186,437.00          291,911.27          1,201,816.91         24.28916
SEPTEMBER              106,808.77           186,437.00          293,245.77          1,252,055.69         23.42114
OCTOBER                104,688.01           186,437.00          291,125.01          1,259,554.58         23.11333
NOVEMBER               104,478.68           186,437.00          290,915.68          1,340,347.90         21.70449
DECEMBER               104,680.45           186,437.00          291,117.45          1,181,123.99            24.65
                 -----------------    -----------------   -----------------   -------------------   --------------
                     1,342,805.04         2,237,244.00        3,580,049.04         14,959,963.17         23.93087
                 =================    =================   =================   ===================   ==============


                       MANAGEMENT
                       D&A LABOR          COMPENSATION
  BILLING              BILLED TO             BILLED
   MONTH                  CPC            COL. 5 x COL. 6
-------------       ----------------   -------------------
                          (6)                 (7)
JANUARY                   27,851.70             7,640.98
FEBRUARY                  32,709.19             7,514.65
MARCH                     33,185.62             9,393.71
APRIL                     30,477.80             6,814.26
MAY                       23,698.58             5,744.79
JUNE                      23,337.18             5,244.12
JULY                      23,894.40             5,477.72
AUGUST                    25,678.20             6,237.02
SEPTEMBER                 23,979.64             5,616.31
OCTOBER                   22,390.52             5,175.19
NOVEMBER                  31,021.48             6,733.05
DECEMBER                  35,307.54             8,702.42
                    ----------------   ------------------
                         333,531.85            80,294.23
                    ================   ==================

--------------------------------------------------------------------------------

                                    SIGNATURE


Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.






                                      COLUMBIA ENERGY GROUP SERVICE CORPORATION




                                      By:
                                         ---------------------------------------
                                               D. Furlano
                                               Assistant Controller












Date: April 28, 1999



--------------------------------------------------------------------------------